Exhibit 99.1

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/WNNR Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-983-6613 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/WNNR Preliminary - subject to completion Andretti Acquisition Corp. Special Meeting of Shareholders For Shareholders of record as of DATE: TIME: 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet-please visit www.proxydocs.com/WNNR for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints William J. Sandbrook and William M. Brown (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Andretti Acquisition Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 3, 4, 5, 6, 7, 8 AND 9

Please mark vote as indicated in this example ☒

PROPOSAL	YOUR VOTE FOR	AGAINST	ABSTAIN
1. The Domestication Proposal — to approve the change of the SPAC's jurisdiction of incorporation from the Cayman Islands to the State of Delaware;	☐	☐	☐
2. The Charter Proposal — to approve the amendment and restatement of the Existing Governing Documents by their deletion and substitution with the proposed certificate of incorporation of the SPAC following the Domestication and the Merger;	☐	☐	☐
2.01 2A through 2E — The Unbundling Precatory Proposals — to approve certain governance provisions in the Proposed Certificate of Incorporation, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions;	☐	☐	☐
2.02 A — to increase the authorized share capital to (i) 600,000,000 shares of New Company Common Stock and (ii) 10,000,000 shares of New Company Preferred Stock;	☐	☐	☐
2.03 B — to provide that the Proposed Certificate of Incorporation may be amended, altered or repealed by the affirmative vote of holders of not less than a majority of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon, except that the affirmative vote of holders of not less than two-thirds of the voting power of all then outstanding shares of capital stock of the Surviving Company entitled to vote thereon and the affirmative vote of not less than two-thirds of the outstanding shares of each class of capital stock entitled to vote thereon as a class is required to amend or repeal certain provisions relating to the number, election and term of the Surviving Company Board, in addition to other provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws. The remaining sections of the Proposed Bylaws may be amended by either (i) an affirmative vote of a majority of the Surviving Company Board or (ii) by the affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock of the Surviving Company entitled to vote thereon; provided however, that recommendations by the Surviving Board to amend or repeal the Proposed Bylaws only require a majority of the then outstanding shares of New Company Stock;	☐	☐	☐
2.04 C — to provide, among other provisions relating to director removal, that directors will be elected by a plurality of the votes cast in respect of the shares of New Company Common Stock and any vacancy on the Surviving Company Board or newly created directorships will be filled solely and exclusively by a majority vote of the remaining directors then in office;	☐	☐	☐
2.05 D — to provide that the Delaware Court of Chancery will be the exclusive forum for any internal or intracorporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the DGCL. The federal district court for the District of Delaware will be the exclusive forum for suits brought for any action arising under the Securities Act. This exclusive forum provision will not apply to claims under the Exchange Act;	☐	☐	☐
2.06 E — to eliminate various provisions in the Existing Governing Documents applicable only to blank check companies;			
3. The Merger Proposal — to approve the Business Combination Agreement, including the Merger and the transactions contemplated thereby;	☐	☐	☐
4. The NYSE Issuance Proposal — to approve the issuance of New Company Common Stock pursuant to the Business Combination Agreement and the Exchange Agreements;	☐	☐	☐
5. The Equity Incentive Plan Proposal — to approve the Zapata Computing Holdings Inc. 2024 Equity and Incentive Plan;	☐	☐	☐
6. The Employee Stock Purchase Plan Proposal — to approve the Zapata Computing Holdings Inc. 2024 Employee Stock Purchase Plan;	☐	☐	☐
7. The Director Election Proposal — to approve the election of directors to serve on the Surviving Company Board;	☐	☐	☐
8. The Equity Line of Credit Issuance Proposal --- to approve the issuance of New Company Common Stock pursuant to the Lincoln Park Purchase Agreement; and	☐	☐	☐
9. The Adjournment Proposal — to adjourn the Special Meeting to a later date, if necessary, to permit further solicitation and vote of proxies if there are not sufficient votes to approve one or more proposals presented to shareholders.	☐	☐	☐

You must register to attend the meeting online and/or participate at www.proxydocs.com/WNNR
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____

Signature (if held jointly) ____________ Date ____